Exhibit 99.1

ART'S WAY MANUFACTURING ANNOUNCES 155% INCREASE IN NET INCOME OVER THE NINE MONTHS OF 2011

Conference Call Scheduled For October 15, 2012 At 10:00 AM Central

ARMSTRONG, IOWA, October 15, 2012 – Art's Way Manufacturing Co., Inc. (NASDAQ:ARTW), a leading manufacturer and distributor of agricultural machinery, equipment and services, announces its financial results for the three and nine months ended August 31, 2012.

In conjunction with the release, the Company has scheduled a conference call for Monday, October 15, 2012 at 10:00 AM Central. J. Ward McConnell, Jr., Chairman of the Board of Directors of Art's Way Manufacturing, and Carrie Majeski, President, Chief Executive Officer and interim Chief Financial Officer will be leading the call to discuss the third quarter and nine month financial results, and will also provide an outlook for the balance of 2012.

What: Art's Way Manufacturing Third Quarter & Nine Month Financial Results

When: October 15, 2012 10:00 AM Central.

How: Live via phone by dialing (800) 624-7038. Code: Art's Way Manufacturing. Participants to the conference call should call in at least 5 minutes prior to the start time.

Financial Highlights For the Three and Nine Months Ended August 31, 2012:

•	Net sales for the three months ended August 31, 2012 were $11,534,000, a 24.7% increase over the same period in 2011.
•	Operating income for the three months ended August 31, 2012 was $1,607,000, an 11.8% increase over the same period in 2011.
•	Net sales for the nine months ended August 31, 2012 were $29,531,000, a 35.7% increase over the same period in 2011.
•	Net income for the nine months ended August 31, 2012 was $2,109,000, a 155.3% increase over the same period in 2011.

	For the Three Months Ended (Consolidated)
	August 31, 2012	August 31, 2011	Change
Net Sales	$11,534,000	$9,252,000	24.	%
Operating Income	$1,607,000	$1,438,000	11.	%
Net Income	$979,000	$1,020,000	-4.	%
EPS (Basic)	$0.24	$0.25
EPS (Diluted)	$0.24	$0.25
Weighted Avg. Shares Outstanding:
Basic	4,035,852	4,019,874
Diluted	4,052,246	4,042,135

	For the Nine Months Ended (Consolidated)
	August 31, 2012	August 31, 2011	Change
Net Sales	$29,531,000	$21,762,000	35.	%
Operating Income	$3,463,000	$1,327,000	161.	%
Net Income	$2,109,000	$826,000	155.	%
EPS (Basic)	$0.52	$0.21
EPS (Diluted)	$0.52	$0.20
Weighted Avg. Shares Outstanding:
Basic	4,031,828	4,016,039
Diluted	4,049,236	4,049,706

Net Sales: Our consolidated corporate net sales for the three- and nine-month periods ended August 31, 2012 were $11,534,000 and $29,531,000, respectively, compared to $9,252,000 and $21,762,000 during the same respective periods in 2011, a $2,282,000, or 24.7%, increase for the quarter and a $7,769,000, or 35.7% increase year-to-date.

Agricultural Products: Our third fiscal quarter sales for our agricultural products segment were $8,176,000, compared to $7,771,000 during the same period of 2011, an increase of $405,000, or 5.2%. Year-to-date sales were up to $20,170,000, from $18,091,000 as of August 31, 2011, an increase of $2,079,000, or 11.5%. The year over year increase in revenue was primarily due to the additional sales of $2,011,000 attributable to the recent acquisition of Universal Harvester Co., Inc. Gross margin for the quarter ended August 31, 2012 was 28.1%, compared to 30.7% for the same period in 2011. The year-to-date gross margin was 28.8%, compared to 26.9% as of August 31, 2011.

Pressurized Vessels: Our third fiscal quarter sales for our pressurized vessels segment were $566,000, compared to $403,000 for the same period in 2011, an increase of $163,000, or 40.4%. Year-to-date sales were $1,512,000, compared to $1,368,000 for the nine-month period ended August 31, 2011, an increase of $144,000, or 10.5%. We have been working diligently to improve the consistency of our quality of goods and delivery of product. These improvements have helped us to capture additional sales as well as retain repeat customers. Gross margin for the quarter ended August 31, 2012 was 14.4% compared to 16.7% for the same period in 2011. Year-to-date gross margin was 5.9% compared to (6.0%) as of August 31, 2011. The production manager we hired during Q1 of 2011 has improved our ability to track cost and revenue on a per-job basis.

Modular Buildings: Our third fiscal quarter sales for our modular buildings segment were $2,792,000, compared to $1,078,000 for the same period in fiscal 2011, an increase of $1,714,000, or 159.0%. Year-to-date sales were $7,849,000, compared to $2,302,000 for the nine-month period ended August 31, 2011, an increase of $5,547,000, or 241.0%. The quarter and year-to-date increases were primarily attributable to revenue from an approximately $7 million fabrication and delivery contract executed in January 2012 and an approximately $1.7 million installation contract executed in April 2012. Scientific was hired to design, fabricate, and install twenty-four modular units over the course of approximately one year for one of the world's leading research and teaching institutions. Scientific uses percent complete accounting to calculate revenue and gross margins for all contracts. Gross margin for the quarter ended August 31, 2012 was 37.4% compared to 23.9% for the same period in 2011. Year-to-date gross margin was 27.6% compared to 15.6% as of August 31, 2011. The gross margin increase was primarily due to the $7 million contract.

Income: Consolidated net income was $979,000 and $2,109,000 for the three- and nine-months ended August 31, 2012, compared to $1,020,000 and $826,000 for the same respective periods in 2011. The changes to net income were primarily attributable to an increase in consolidated sales and improved gross profit in our agricultural products and modular buildings segments.

Earnings per Share: Earnings per basic share during the third fiscal quarter ended August 31, 2012 were $0.24 compared to $0.25 for the same period during 2011. Earnings per basic share during the nine months ended August 31, 2012 were $0.52 compared to $0.21 for the same period during 2011.

J. Ward McConnell Jr., Chairman of the Board of Directors said, “I am very pleased with the continued strong financial results for the third quarter and the first nine months of fiscal 2012. Even with the drought in the Midwest this summer, our business is as robust as ever. Our third quarter net sales showed marked improvement across all business segments over the same time period in 2011. Our overall financial results reflect both the continued success of our core business model and a solid execution of our strategic initiatives. These results point to the strength of our product line, our diversification strategy, and to our consistent customer centric focus of all segments of our company. I believe the Company is well positioned to aggressively move forward into the balance of 2012 and beyond.”

About Art's Way Manufacturing, Inc.

Art's Way manufactures and distributes farm machinery niche products including animal feed processing equipment, sugar beet defoliators and harvesters, land maintenance equipment, crop shredding equipment, round hay balers, plows, hay and forage equipment, manure spreaders, reels for combines and swathers, and top and bottom drive augers, as well as pressurized tanks and vessels, and modular animal confinement buildings and laboratories. After-market service parts are also an important part of the Company's business. The Company has three reporting segments: agricultural products; pressurized tanks and vessels; and modular buildings.

For More Information, Contact: Jim Drewitz, Investor Relations

830-669-2466 Jim Drewitz

Or visit the Company's website at www.artsway-mfg.com/

This news release includes "forward-looking statements" within the meaning of the federal securities laws. Statements made in this release that are not strictly statements of historical facts, including: (i) our beliefs regarding improvements in sales and operating results and our position for growth opportunities; (ii) expectations regarding the benefits of our business model; and (iii) the strength of our product line and improvements in our quality of goods and delivery of products; (iv) our ability to capture additional sales and retain customers; and (v) our continued efforts to pursue growth, are forward-looking statements. Statements of anticipated future results are based on current expectations and are subject to a number of risks and uncertainties, including but not limited to: quarterly fluctuations in results; customer demand for our products; domestic and international economic conditions; the strength of agricultural sector; the cost of raw materials; the management of growth; the availability of investment opportunities; the unexpected impediments to integrating our acquisition of Universal Harvester Co., Inc.; the risk that, the revenues attributable to the acquired Universal Harvester Co., Inc. assets will not be consistent with that company's historical revenues, or that the acquisition will not otherwise yield the benefits that we expect; unforeseen delays in production and installation; unexpected contract breaches by us or counter-parties; and other factors detailed from time to time in the Company's Securities and Exchange Commission filings. Actual results may differ markedly from management's expectations. The Company cautions readers not to place undue reliance upon any such forward-looking statements. We do not intend to update forward-looking statements other than as required by law.

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